Exhibit 99.1
News Release
FOR IMMEDIATE RELEASE
ASYST TECHNOLOGIES REPORTS GAAP NET INCOME,
IMPROVED RESULTS FOR THIRD QUARTER OF FISCAL 2006
FREMONT, Calif., Jan. 31, 2006 – Asyst Technologies, Inc., (Nasdaq NM: ASYT), a leading provider of integrated automation solutions that enhance semiconductor and flat panel display manufacturing productivity, today announced consolidated financial results for its fiscal third quarter ended Dec. 31, 2005.
     The company reported GAAP net income of $3.0 million, or $0.06 per share, for the fiscal third quarter, which compares with a GAAP net loss of $1.5 million, or $(0.03) per share, in the prior sequential quarter. On a non-GAAP basis, the company reported net income for the fiscal third quarter of $4.7 million, or $0.10 per share, compared with non-GAAP net income of $0.7 million, or $0.02 per share, in the prior sequential quarter. Net income on a GAAP and non-GAAP basis includes the benefit of $2.2 million of additional royalty income. A table reconciling GAAP net income (loss) to non-GAAP net income (loss) is provided as part of this release.
     Consolidated net sales for the fiscal third quarter were $106.8 million, which compares with $124.6 million in the prior quarter. Net sales for the fiscal third quarter at ATI, the company’s base business, were $39.5 million, essentially flat with $39.2 million in the prior sequential quarter. Net sales for the fiscal third quarter at Asyst Shinko, Inc. (ASI), the company’s 51%-owned joint venture in Japan, were $67.3 million. This compares with $85.4 million in the prior sequential quarter, which was higher than expected because a number of customer projects were completed ahead of schedule in that quarter.
     For the fiscal third quarter, consolidated gross margin was 39%, up from 35% in the fiscal second quarter. Gross margin at ATI was 42%, up from 38% in the prior sequential quarter, primarily reflecting continued material cost reductions. Gross margin at ASI was 38%, up from 33% in the prior sequential quarter. The gross margin improvement at ASI was primarily attributable to favorable project mix and the impact of lower than estimated costs on a number of completed customer projects.
     Total net bookings for the fiscal third quarter were $85 million, which compares with $100 million in the prior sequential quarter. Bookings at ATI were $37 million, which is essentially flat with $38 million in the prior sequential quarter. Bookings at ATI tend to lag by four-to-six weeks behind its predominantly OEM customers. Bookings at ASI were $48 million, which compares with $62 million in the prior sequential quarter. AMHS bookings can be volatile based on the timing of customer investment decisions.

     “We now have reported four consecutive quarters of gross margin improvement and achieved a significant milestone in reporting GAAP profitability for the fiscal third quarter,” said Steve Schwartz, chairman and CEO. “This success is a direct result of our focus on continuous operational improvements, which are driving gains in customer satisfaction, market share, and gross margin. In December, we began to see an uptick in customer activity, which is leading to increased bookings in the current quarter. As we look to our 2007 fiscal year that begins in April, we see the opportunity to leverage our improved operational performance in an environment of increasing customer demand – an alignment that we believe will lead us to stronger profitability throughout fiscal 2007.”
Outlook
For the fiscal fourth quarter ending Mar. 31, 2006, the company provided the following guidance:
•	Consolidated net sales are expected to be in the range of $110 to $120 million.

•	GAAP net income is expected to be in the range of $2 to $4 million, or $0.04 to $0.08 per share.

•	On a non-GAAP basis, the company expects to report net income of $4 to $6 million, or $0.08 to $0.12 per share. To reconcile net loss or net income under GAAP to non-GAAP net income, the company expects to exclude:
–	$1.6 million related to the amortization of intangibles, net of taxes and minority interest

–	$0.3 million of stock-based compensation expense, as part of selling, general & administrative expense
This guidance is forward-looking, and actual results may differ materially. The company has no obligation to update this guidance.

Contact:	John Swenson Vice President, Investor Relations & Corporate Communications Asyst Technologies, Inc. 510-661-5000
About Our Non-GAAP Operating Results and Adjustments
To supplement our consolidated financial results prepared under generally accepted accounting principles (“GAAP”), we use a non-GAAP measure of operating results that is GAAP net income (loss) adjusted to exclude certain costs, expenses and gains. Our non-GAAP net income (loss) gives an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside of our core operating results. In addition, our non-GAAP net income (loss) is among the primary indicators management uses as a basis for planning and forecasting future periods. This measure is not in accordance with, or an alternative for, GAAP and may be materially different from non-GAAP measures used by other companies. We compute non-GAAP net income (loss) by adjusting GAAP net income (loss) for the impact of amortization of acquisition-related intangibles, restructuring and impairment charges, costs related to events outside the normal course of business, and other non-cash charges and gains. The presentation of this additional information should not be considered in isolation or as a substitute for net income (loss) prepared in accordance with GAAP.
About Asyst
Asyst Technologies, Inc. is a leading provider of integrated automation solutions that enable semiconductor and flat panel display (FPD) manufacturers to increase their manufacturing productivity and protect their investment in materials during the manufacturing process. Encompassing isolation systems, work-in-process materials management, substrate-handling robotics, automated transport and loading systems, and connectivity automation software, Asyst’s modular, interoperable solutions allow chip and FPD manufacturers, as well as original equipment manufacturers, to select and employ the value-assured, hands-off manufacturing capabilities that best suit their needs. Asyst’s homepage is http://www.asyst.com

Conference Call Details
A live webcast of the conference call to discuss the quarter’s financial results will take place today, Jan. 31, 2006, at 5:00 p.m. Eastern Time. The webcast will be publicly available on Asyst’s website at http://www.asyst.com and accessible by going to the investor relations page and clicking on the “webcast” link. For more information, including this press release, any non-GAAP financial measures that may be discussed on the webcast as well as the most directly comparable GAAP financial measures and a reconciliation of the difference between those GAAP and non-GAAP financial measures, as well as any other material financial and other statistical information contained in the webcast, please visit Asyst’s website at www.asyst.com. A replay of the Webcast may be accessed via the same procedure. In addition, a standard telephone instant replay of the conference call is available by dialing (303) 590-3000, followed by the passcode 11051553#. The audio instant replay is available from Jan. 31 at 7:00 p.m. Eastern Time through Feb. 14 at 11:59 p.m. Eastern Time.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995
Except for statements of historical fact, the statements in this press release are forward-looking. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include, but are not limited to: the volatility of semiconductor industry cycles; our ability to achieve forecasted revenues and profits; failure to respond to rapid demand shifts; dependence on a few significant customers; the timing and scope of decisions by customers to transition and expand fabrication facilities; continued risks associated with the acceptance of new products and product capabilities; the risk that customers will delay, reduce or cancel planned projects or bookings and thus delay recognition or the amount of our anticipated revenue; competition in the semiconductor equipment industry and specifically in AMHS; failure to retain and attract key employees; and other factors more fully detailed in the company’s annual report on Form 10-K for the year ended March 31, 2005, and other reports filed with the Securities and Exchange Commission.
Asyst is a registered trademark of Asyst Technologies, Inc. Asyst Shinko is a registered trademark of Asyst Shinko, Inc. All Rights Reserved.
(Tables to follow)

ASYST TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in thousands)

	December 31,	March 31,
	2005	2005
ASSETS
CURRENT ASSETS:
Cash, cash equivalents and short-term investments	$128,434	$101,180
Accounts receivable, net	146,154	189,943
Inventories	38,309	33,515
Prepaid expenses and other	23,904	33,971

Total current assets	336,801	358,609

LONG-TERM ASSETS:
Property and equipment, net	17,855	15,458
Goodwill	58,708	64,014
Intangible assets, net	23,001	40,898
Other assets	3,796	4,795

Total long-term assets	103,360	125,165

Total assets	$440,161	$483,774

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Short-term loans and notes payable	$19,388	$20,563
Current portion of long-term debt and capital leases	1,776	2,757
Accounts payable	92,852	123,155
Accrued liabilities	72,985	70,439
Deferred revenue	6,770	6,013

Total current liabilities	193,771	222,927

LONG-TERM LIABILITIES:
Convertible notes	86,250	86,250
Long-term debt and capital leases, net of current portion	1,172	2,500
Deferred tax and other long-term liabilities	14,652	18,319

Total long-term liabilities	102,074	107,069

MINORITY INTEREST	61,839	63,855

SHAREHOLDERS’ EQUITY:	82,477	89,923

Total liabilities, minority interest and shareholders’ equity	$440,161	$483,774

ASYST TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	Dec 31, 2005	Dec 31, 2004	Dec 31, 2005	Dec 31, 2004
NET SALES	$106,824	$161,383	$348,870	$469,414
COST OF SALES	64,828	133,814	229,664	383,902

Gross profit	41,996	27,569	119,206	85,512

OPERATING EXPENSES:
Research and development	6,310	8,485	20,461	27,237
Selling, general and administrative	21,075	22,551	62,450	56,820
Amortization of acquired intangible assets	3,494	5,086	13,126	15,178
Restructuring charges (credits)	(138)	1,116	(45)	1,703
Impairment charges	—	4,645	—	4,645

Total operating expenses	30,741	41,883	95,992	105,583

Operating income (loss)	11,255	(14,314)	23,214	(20,071)

Other income (expense), net	2,409	297	939	(1,064)

Income (loss) before benefit from (provision for) income taxes and minority interest	13,664	(14,017)	24,153	(21,135)
BENEFIT FROM (PROVISION FOR) INCOME TAXES	(6,507)	962	(16,191)	2,549
MINORITY INTEREST	(4,178)	1,411	(10,115)	2,825

NET INCOME (LOSS)	$2,979	$(11,644)	$(2,153)	$(15,761)

NET INCOME (LOSS) PER BASIC SHARE	$0.06	$(0.24)	$(0.04)	$(0.33)

NET INCOME (LOSS) PER DILUTED SHARE	$0.06	$(0.24)	$(0.04)	$(0.33)

WEIGHTED SHARES USED IN THE PER SHARE CALCULATION — BASIC	48,019	47,553	47,918	47,387

WEIGHTED SHARES USED IN THE PER SHARE CALCULATION — DILUTED	48,789	47,553	47,918	47,387

ASYST TECHNOLOGIES, INC.
RECONCILIATION OF GAAP NET LOSS TO NON-GAAP NET INCOME (LOSS)
(Unaudited; in thousands, except per share data)

	Three Months Ended
	December 31, 2005		September 30, 2005	December 31, 2004
GAAP net income (loss)	$2,979		$(1,545)	$(11,644)
Adjustments:
Stock based compensation expense	271		289	205
Amortization of intangible assets	3,494		4,714	5,086
Restructuring charges (credits)	(138)		—	1,116
Impairment charges	—		—	4,645
Professional fees related to ASI	—		—	1,720
Income tax benefit relating to amortization of intangible assets (1)	(1,079	)(1)	(1,562)	(1,699)
Minority interest relating to the ASI adjustments above (2)	(801	)(2)	(1,159)	(1,151)

Total adjustments	1,747		2,282	9,922

Non-GAAP net income (loss)	$4,726		$737	$(1,722)

Non-GAAP net income (loss) per basic share	$0.10		$0.02	$(0.04)

Non-GAAP net income (loss) per diluted share	$0.10		$0.02	$(0.04)

Weighted shares used in the per share calculation — basic	48,019		47,963	47,553

Weighted shares used in the per share calculation — diluted	48,789		48,522	47,553

(1)	Income tax adjustment relating to the amortization of intangibles attributable to ASI.

(2)	Reflects 49% minority interest adjustment relating to the net adjustments at ASI.
ASYST TECHNOLOGIES, INC.
SUPPLEMENTAL FINANCIAL INFORMATION
(Unaudited; in thousands, except per share data)

	Three Months Ended December 31, 2005
	ATI	ASI	Consolidated Under GAAP
SUPPLEMENTAL STATEMENT OF OPERATIONS
NET SALES	$39,487	$67,337	$106,824
COST OF SALES	23,053	41,775	64,828

Gross profit	16,434	25,562	41,996

OPERATING EXPENSES:
Research and development	4,950	1,360	6,310
Selling, general and administrative	14,106	6,969	21,075
Amortization of acquired intangible assets	781	2,713	3,494
Restructuring charges (credits)	(138)	—	(138)

Total operating expenses	19,699	11,042	30,741

Operating income (loss)	(3,265)	14,520	11,255

Other income, net	2,212	197	2,409

Income (loss) before provision for income taxes and minority interest	(1,053)	14,717	13,664
PROVISION FOR INCOME TAXES	(238)	(6,269)	(6,507)
MINORITY INTEREST	(25)	(4,153)	(4,178)

NET INCOME (LOSS)	$(1,316)	$4,295	$2,979

Net income (loss) per basic share	$(0.03)	$0.09	$0.06

Net income (loss) per diluted share	$(0.03)	$0.09	$0.06

Weighted shares used in the per share calculation — basic	48,019	48,019	48,019

Weighted shares used in the per share calculation — diluted	48,019	48,789	48,789